William M. Dudley
Associate General Counsel
New Century Energies, Inc.
(303) 294-2500
bdudley@psco.com

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

                Re:     New Century Energies, Inc., NC Enterprises, Inc., and e prime, inc.
                         Form RW (Request for Withdrawal)
                         File No. 70-9345

Ladies and Gentlemen:

          New Century Energies, Inc., NC Enterprises, Inc., and e prime, inc. hereby withdraw the following applications filed in File No. 70-9345:

  Form U-1 Application/Declaration dated August 17, 1998;
  Form U-1/A Amendment No. 1 to Application/Declaration dated September 28, 1998; and
  Form U-1/A Amendment No. 2 to Application/Declaration dated November 15, 1999.

                                                                                   Sincerely,

                                                                                        /s/ William M. Dudley

                                                                                  William M. Dudley

WMD/maj